Exhibit 99.1

            Actuate Reports Record Fiscal 2006 Revenues and Earnings

                     Record Total Revenues of $128.6 Million

                     Record Non-GAAP Operating Margin of 15%

                      Record Non-GAAP Diluted EPS of $0.23

                        Record GAAP Diluted EPS of $0.21

                Record Cash Flow from Operations of $19.9 Million

     SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Jan. 29, 2007--Actuate Corporation (NASDAQ:ACTU), the leader in Business Intelligence, Performance Management and Reporting Applications, today announced its financial results for the quarter and year ended December 31, 2006.

     Revenues for the fourth quarter of 2006 were $35.1 million, a 20% increase from the fourth quarter of 2005. License revenues for the fourth quarter of 2006 were $14.2 million, a 38% increase from the year-ago quarter. The year-over-year growth in both quarterly license revenues and total revenues marks the fourth consecutive quarter of double-digit growth. Services revenues for the fourth quarter of 2006 grew by 11% to a record $21.0 million from the fourth quarter of 2005. Total revenues for the fiscal year of 2006 were a record $128.6 million, a 21% increase over total revenues in fiscal year 2005. 2006 annual license revenues were $46.9 million, a 27% increase from 2005 license revenues of $36.9 million.

     Net income for the fourth quarter of 2006, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was a record $10.2 million, or $0.15 per diluted share, compared with net income of $4.1 million or $0.07 per diluted share in the fourth quarter of 2005. Net income for fiscal year of 2006 under GAAP was a record $13.8 million, or $0.21 per diluted share, compared with net income of $11.6 million, or $0.18 per diluted share for fiscal year of 2005. Fourth quarter and fiscal year 2006 results included stock-based compensation charges related to FAS 123R of $1.7 million and $6.5 million, respectively. Because of our solid operating performance over the past two years and expectations for generating future taxable income, we recorded a non-cash benefit of approximately $6.4 million in the fourth quarter of 2006 associated with the partial reversal of our valuation allowance against deferred tax assets, approximately $5.6 million of which flowed through the provision for income taxes and $0.8 million was credited to goodwill.

     Cash flow from operations was a record $10.4 million for the fourth quarter of 2006 and a record $19.9 million for fiscal year 2006. Cash, cash equivalents and short-term investments increased to a record $60.1 million at December 31, 2006.

     Non-GAAP net income for the fourth quarter of 2006 was a record $5.6 million, or $0.08 per diluted share, compared with non-GAAP net income of $3.5 million, or $0.06 per diluted share in the fourth quarter of 2005. Non-GAAP net income for fiscal 2006 was a record $15.3 million, or $0.23 per diluted share, compared with a non-GAAP net income of $11.1 million, or $0.18 per diluted share for fiscal 2005. Non-GAAP operating margin for the fourth quarter of 2006 was a record 20% compared with non-GAAP operating margin of 15% in the fourth quarter of 2005. Non-GAAP operating margin for fiscal year 2006 was a record 15% compared with non-GAAP operating margin of 14% in fiscal 2005.

     Non-GAAP financial measures discussed in this release exclude the following items: a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) stock-based compensation expense; c) restructuring charges; d) loss on investment; e) in-process R&D charges resulting from the company's acquisition charges; f) legal costs related to our litigation with MicroStrategy, Inc., which has since been resolved and g) an adjustment to the income tax provision. All of these expenses are included in Actuate's GAAP results. The income tax rate used to compute the fourth quarter 2006 and fourth quarter 2005 non-GAAP net income was 30%.

     "Our record breaking performance in 2006 validates our strategy for growth," said Pete Cittadini, Actuate's president and CEO. "On the strength of a very positive fourth quarter, Actuate set new records for revenue, net and operating margins, earnings per share and cash flow from operations in 2006."

     "Looking ahead to 2007, we expect to continue to see strong demand for BI, Performance Management and Reporting applications as IT regains traction in terms of spending and new projects, particularly in Financial Services and Public Sector. Open Source BI is gaining significant awareness and adoption, led by Actuate's work with the Eclipse Foundation on the BIRT project. Performance Management remains a key initiative across enterprises. All these market trends should be favorable for Actuate in 2007."

     Fourth Quarter 2006 Financial Highlights

     -- Grew license revenues and total revenues by 38% and 20%, respectively, marking four consecutive quarters of double-digit growth;

     --   Achieved a record 20% non-GAAP operating margin;

     -- Grew GAAP net income and EPS to a record $10.2 million and $0.15 per diluted share, respectively;

     -- Grew non-GAAP net income and non-GAAP EPS to a record $5.6 million and $0.08 per diluted share, respectively;

     -- Increased cash, cash equivalents and short-term investments to a record $60.1 million at December 31, 2006;

     --   Generated a record $10.4 million in cash flow from operations;

     -- Increased deferred revenue to a record $40.9 million at December 31, 2006.

     Fiscal Year 2006 Financial Highlights

     --   Grew annual total revenues by 21% to a record $128.6 million;

     -- Achieved record non-GAAP operating and net margins of 15% and 12% respectively;

     -- Grew GAAP net income and EPS to a record $13.8 million and $0.21 per diluted share, respectively;

     -- Grew non-GAAP net income and non-GAAP EPS to a record $15.3 million and $0.23 per diluted share, respectively;

     --   Generated a record $19.9 million in cash flow from operations;

     -- Repurchased approximately 1.1 million shares at a total cost of approximately $4.6 million.

     Fourth Quarter Customer Highlights

     During the fourth quarter, Actuate received significant new and repeat business from, among others, American Electric Power, AstraZeneca, Banca Nazionale del Lavoro, Barclays Bank, BNP Paribas, Capital Group Companies, Carlson Wagonlit Travel, CGI Group, City of Chicago, City of Long Beach, Computer Associates, EDN Sovintel, Educational Testing Service, Evangelical Lutheran Good Samaritan Society, Harland Financial, IBM, Johnson Controls, Kintetsu World Express (U.S.A.), Lucent Technologies, MetLife, New York State Department of Taxation and Finance, Northwest Airlines, Oracle, Parsons Corporation, SaskTel, State of Wyoming, TIAA-CREF, U.S. Foodservice, U.S. Health Resources and Services Administration, UBS and Verizon.

     Fourth Quarter Business Highlights

     --   Shipped GA version of Actuate 9 Service Pack 1 at the end of December;

     -- Exceeded 160,000 downloads of BIRT and Actuate BIRT during Q4 2006, bringing the total number of BIRT and Actuate BIRT downloads to over 500,000 in 2006;

     -- Announced a three year agreement extending delivery of Actuate-based reporting capabilities within Oracle's Siebel Customer Relationship Management platform;

     -- Completed a reseller agreement that will enable Wipro Technologies, the global IT services division of Wipro Limited, to resell Actuate's products in North America.;

     -- Teamed with Zend Technologies, the PHP company, to allow PHP developers to quickly add reporting capabilities to web applications using Actuate BIRT;

     -- Introduced new commercial education offerings designed to help developers and project managers develop valuable skills in report development using BIRT;

     -- Listed on the annual FinTech rankings of the top 100 global technology and service providers to the financial services industry by American Banker, SourceMedia's flagship publication for banking and financial services professionals, and Financial Insights, an IDC Company, an independent research services firm;

     -- Announced deployment of Actuate products at Matrix Absence Management, Universal Health Services, Gainesville Regional Utilities and Achieve Healthcare Technologies as well as a technology and marketing collaboration agreement with Webalo to deliver integrated, analysis-ready, managed spreadsheets to mobile devices.

     Conference Call Information

     Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, January 29, 2007 to further discuss these results. The dial-in number for the call is 973-528-0008. The conference call will be simultaneously broadcast live in the Investor Relations section of Actuate's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=64401&p=irol-irhome and will be available as an archived replay at the same location until approximately February 12, 2007.

     Discussion of Non-GAAP Financial Measures

     This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

     Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

     Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

     a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) stock-based compensation expense; c) restructuring charges; d) loss on investment; e) in-process R&D charges related to the company's acquisition transactions; f) legal costs associated with our litigation with MicroStrategy Inc., which has since been resolved; and g) an adjustment to the income tax provision.

     The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

     The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

     1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

     2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

     3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

     4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

     Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

     a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition;

     b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

     c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

     d) Loss on investment charges are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, these charges do not typically require any cash outlay and the timing of such impairments is largely outside the Company's control;

     e) Merger and acquisition charges are in-process R&D charges which are excluded because they often vary significantly in size and amount, and are disregarded when acquisition decisions are made;

     f) Certain legal costs were incurred in the successful defense of the Company from trade secret litigation brought by a competitor, MicroStrategy, Inc. These costs are excluded because the origin of this litigation was outside the Company's control, the litigation was outside the normal course and scope of the Company's ongoing legal operations and the size and timing of the legal costs were dependent on the particular stage of litigation at any given time;

     g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

     In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

     As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

     -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

     -- The company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.

     -- The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

     -- The company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.

     -- Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

     Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is also available in the investor relations section of the Company's web site at www.actuate.com. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

     About Actuate Corporation

     Actuate Corporation, the leader in Business Intelligence, Performance Management and Reporting Applications, enables organizations to develop solutions that optimize corporate performance. Applications built on Actuate's open source-based platform provide all stakeholders inside and outside the firewall, including employees, customers, partners and citizens with information that they can easily access and understand to maximize revenue, cut costs, improve customer satisfaction, streamline operations, create competitive advantage and make better decisions.

     Actuate has over 4,000 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate has headquarters in South San Francisco, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the company's web site at www.actuate.com.

     Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Enterprise Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the company's financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2005 Annual Report on Form 10-K filed on March 13, 2006 and Quarterly Reports on Form 10-Q filed on May 10, 2006, August 9, 2006 and November 9, 2006.

     Copyright(C) 2007 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.


                         ACTUATE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                            December 31, December 31,
                                                2006         2005
                                            --------------------------

                   ASSETS
Current assets:
 Cash, cash equivalents and short-term
  investments                               $     60,079 $     54,397
 Accounts receivable, net                         31,233       26,798
 Other current assets                              5,233        2,911
                                            --------------------------
Total current assets                              96,545       84,106
Property and equipment, net                        4,379        4,716
Goodwill and other intangibles, net               40,703       22,129
Other assets                                       5,962          630
                                            --------------------------
                                            $    147,589 $    111,581
                                            ==========================

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                           $      1,590 $      2,101
 Current portion of restructuring
  liabilities                                      2,897        2,948
 Accrued compensation                              6,033        5,306
 Other accrued liabilities                         9,499        3,108
 Income taxes payable                                703          279
 Deferred revenue                                 38,525       31,475
                                            --------------------------
Total current liabilities                         59,247       45,217
                                            --------------------------

Long term liabilities:
 Deferred rent                                        23          198
 Deferred revenue                                  2,328          913
 Deferred tax liability                              420            -
 Restructuring liabilities                         7,761        9,885
                                            --------------------------
Total long term liabilities                       10,532       10,996
                                            --------------------------

Stockholders' equity                              77,810       55,368
                                            --------------------------
                                            $    147,589 $    111,581
                                            ==========================


                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues:
 License fees                  $ 14,163  $ 10,292  $ 46,919  $ 36,939
 Services                        20,961    18,869    81,650    69,462
                               --------- --------- --------- ---------
Total revenues                   35,124    29,161   128,569   106,401
                               --------- --------- --------- ---------

Costs and expenses:
 Cost of license fees               664       490     2,095     2,294
 Cost of services                 6,527     6,452    27,914    23,723
 Sales and marketing             13,423    10,506    49,009    37,070
 Research and development         5,279     4,163    21,055    16,533
 General and administrative       4,005     3,182    16,026    13,115
 Amortization of other
  intangibles                       237         -       948       487
 In-process R&D                       -         -       900         -
 Restructuring charges                -       (86)       16       665
                               --------- --------- --------- ---------
Total costs and expenses         30,135    24,707   117,963    93,887
                               --------- --------- --------- ---------
Income from operations            4,989     4,454    10,606    12,514
Interest and other income, net      903       527     2,217     1,436
                               --------- --------- --------- ---------
Income before income taxes        5,892     4,981    12,823    13,950
Provision (benefit) for income
 taxes                           (4,277)      852      (974)    2,359
                               --------- --------- --------- ---------
Net income                     $ 10,169  $  4,129  $ 13,797  $ 11,591
                               ========= ========= ========= =========
Basic net income per share     $   0.17  $   0.07  $   0.23  $   0.19
                               ========= ========= ========= =========
Shares used in basic per share
 calculation.                    60,655    60,185    60,375    61,057
                               ========= ========= ========= =========
Diluted net income per share   $   0.15  $   0.07  $   0.21  $   0.18
                               ========= ========= ========= =========
Shares used in diluted per
 share calculation               68,483    63,359    66,814    63,269
                               ========= ========= ========= =========


                         ACTUATE CORPORATION
        RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                (in thousands, except per share data)
                             (unaudited)


                          Three Months          Twelve Months
                              Ended                  Ended
                           December 31,   (a)     December 31,    (a)
                        ----------------- ---- ----------------- -----
                          2006     2005   Notes  2006     2005   Notes
                        -------- -------- ------------- -------- -----
GAAP income before
 income taxes             5,892    4,981        12,823   13,950
Non-GAAP adjustments:
 Amortization of
  purchased technology      162      115  (b)      654      914   (b)
 Amortization of other
  intangibles               237        -  (c)      948      487   (c)
 Stock compensation
  expense under FAS123R   1,694        -  (d)    6,492        -   (d)
 In-process R&D               -        -           900        -
 Legal costs related to
  the litigation with
  Microstrategy, Inc          -        -             -      186
 Restructuring charges        -      (86) (e)       16      665   (e)
 Asset impairment             -        -  (f)        -      301   (f)
                        -------- --------      -------- --------
Non-GAAP income before
 income taxes             7,985    5,010        21,833   16,503
Non-GAAP tax provision    2,396    1,503  (g)    6,550    5,430   (g)
                        -------- --------      -------- --------
Non-GAAP net income       5,589    3,507        15,283   11,073
                        ======== ========      ======== ========
Basic Non-GAAP net
 income per share       $  0.09  $  0.06       $  0.25  $  0.18
                        ======== ========      ======== ========
Shares used in basic per
 share calculation       60,655   60,185  (h)   60,375   61,057   (h)
                        ======== ========      ======== ========
Diluted Non-GAAP net
 income per share       $  0.08  $  0.06       $  0.23  $  0.18
                        ======== ========      ======== ========
Shares used in diluted
 per share calculation   69,429   63,359  (h)   67,565   63,269   (h)
                        ======== ========      ======== ========




(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the performancesoft, Nimble and Tidestone acquisition transactions on January of fiscal year 2006, July of fiscal year 2003 and May of fiscal year 2001, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions.
 Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Prior to January 1, 2006, Actuate accounted for stock compensation under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, Actuate historically used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. As Actuate adopted the modified prospective transition method, results for prior periods have not been restated under the fair value method for GAAP purposes. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended December 31, 2006, stock-based expense included approximately $231, $590, $303, and $570, related to cost of services revenues, research and development expense, sales and marketing expense and general and administrative expense, respectively.

(e) Restructuring charges. These costs were directly related to our restructuring plan which we had initiated in the fourth quarter of fiscal year 2004 and primarily consisted of charges related to employee matters and estimated settlement costs stemming from employee litigation, partially offset by an early termination of the facility lease.

(f) Loss on investment is associated with a $500,000 investment in a privately held company that was made in December of fiscal year 2000. This investment was periodically evaluated and we determined that it was appropriate to record a $301,000 loss on investment in fiscal year 2005.

(g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(h) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.


                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                             (unaudited)

                                                  Twelve Months Ended
                                                      December 31,
                                                     2006      2005
                                                  --------------------
 Operating activities
  Net income                                      $  13,797 $  11,591
  Adjustments to reconcile net income to net cash
   from operating activities:
    Stock compensation expense                        6,492         -
    Amortization of other intangibles                 1,986     1,400
    Depreciation                                      1,794     1,892
    Tax benefit from exercise of stock options            -     2,117
    Purchased in-process research & development         900         -
    Restructuring charges                                16         -
    Deferred Tax Asset Utilization                   (1,245)        -
    Net operating loss utilizations associated
     with prior acquisitions                          1,547         -
    Unrealized investment loss                            -       301
  Changes in operating assets and liabilities:
    Accounts receivable                              (3,344)   (2,022)
    Other current assets                              2,320      (431)
    Accounts payable                                 (3,337)      214
    Accrued compensation                                207        62
    Other accrued liabilities                           858    (1,888)
    Deferred tax assets                              (7,369)        -
    Income taxes payable                                394       (67)
    Deferred tax liabilities                            406         -
    Deferred rent liabilities                          (174)     (122)
    Restructuring liabilities                        (2,191)   (3,402)
    Deferred revenue                                  6,809     3,625
                                                  --------------------
 Net cash provided by operating activities           19,866    13,270
                                                  --------------------

 Investing activities
   Purchases of property and equipment                 (968)     (450)
   Proceeds from maturity of short-term
    investments                                      76,880    71,783
   Purchases of short-term investments              (63,869)  (73,812)
   Purchases of minority shares of Actuate Japan       (354)     (366)
   Acquisition of performancesoft, Inc., net of
    cash acquired                                   (15,666)        -
   Net change in other assets                        (1,106)      (46)
                                                  --------------------
 Net cash used in investing activities               (5,083)   (2,891)
                                                  --------------------

 Financing activities
   Tax benefit from exercise of stock options         2,274         -
   Deferred tax assets related to equity
    compensation                                      1,744         -
   Proceeds from issuance of common stock             3,907     1,959
   Stock repurchases                                 (4,609)   (7,078)
                                                  --------------------
 Net cash provided by (used in) financing
  activities                                          3,316    (5,119)
                                                  --------------------
 Net increase in cash and cash equivalents           18,099     5,260
 Effect of exchange rate on cash                        524      (111)
 Cash and cash equivalents at the beginning of the
  period                                             12,490     7,341
                                                  --------------------
 Cash and cash equivalents at the end of the
  period                                          $  31,113 $  12,490
                                                  ====================


     CONTACT: Actuate Corporation
              Keren Ackerman, 650-837-4545
              kackerman@actuate.com